Exhibit 99.2
PART I — FINANCIAL INFORMATION
Item 1. Financial Statements.
SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September
	2007	30, 2008
	(in thousands, except per share data)
Current Assets:
Cash and cash equivalents	$5,510	$6,429
Trade accounts receivable, net of allowance of $1,629 and $2,350, respectively	54,002	88,682
Inventories	9,933	13,703
Prepaid expenses and other current assets	1,027	1,370
Income taxes receivable	3,722	385
Deferred income taxes	1,827	2,239

Total current assets	76,021	112,808

Property, Plant and Equipment:
Land	420	420
Building and improvements	4,776	8,963
Equipment and vehicles	266,444	342,406
Construction in progress	29,814	21,692

	301,454	373,481
Accumulated depreciation	(60,591)	(87,335)

Total property, plant and equipment, net	240,863	286,146
Goodwill	5,850	9,432
Intangible assets, net of accumulated amortization of $1,815 and $2,582, respectively	3,242	3,434
Deferred income taxes	366	450
Other assets	745	1,640

Total assets	$327,087	$413,910

Current Liabilities:
Accounts payable-trade	$31,497	$30,379
Current portion of long-term debt	390	157
401(k) plan contribution and withholding.	1,615	1,687
Advance payments on servicing contracts	70	—
Accrued wages and health benefits	2,126	5,645
Other accrued liabilities	1,931	2,980

Total current liabilities	37,629	40,848

Long-term debt	9,165	51,470

Deferred income taxes	26,694	39,307

Stockholders’ Equity:
Common stock, voting, par $.01 per share, 70,000,000 shares authorized, 23,474,552 and 23,587,218 shares issued at December 31, 2007 and September 30, 2008, respectively	234	236
Additional paid-in capital	184,432	186,215
Retained earnings	68,933	95,834

Total stockholders’ equity	253,599	282,285

Total liabilities and stockholders’ equity	$327,087	$413,910

The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
	(in thousands, except per share data)
Revenue	$94,317	$146,008	$255,832	$359,183

Cost of revenue	66,112	109,686	179,578	280,899

Gross profit	28,205	36,322	76,254	78,284

Selling, general and administrative expenses	9,330	11,388	26,622	31,614

Operating income	18,875	24,934	49,632	46,670

Interest expense	71	466	177	876

Other income (expense), net	33	246	800	(137)

Income before income taxes	18,837	24,714	50,255	45,657

Income taxes
Current	4,647	3,466	13,583	6,639
Deferred	2,560	6,340	5,874	12,117

	7,207	9,806	19,457	18,756

Net income	$11,630	$14,908	$30,798	$26,901

Earnings per common share:

Basic	$0.50	$0.64	$1.33	$1.16

Fully diluted	$0.50	$0.64	$1.33	$1.15

Weighted average shares outstanding — basic	23,102,291	23,153,687	23,098,945	23,149,220
Weighted average shares outstanding — diluted	23,142,350	23,321,011	23,194,945	23,306,924
The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

		Additional
	Common	Paid-in	Retained
	Stock	Capital	Earnings	Total
		(in thousands)
BALANCE, DECEMBER 31, 2006	$234	$182,492	$31,178	$213,904

Net income	—	—	30,798	30,798

Issuance of restricted stock awards	1	133	—	134

Restricted stock retired	—	(157)	—	(157)

Share-based compensation	—	1,450	—	1,450

BALANCE, SEPTEMBER 30, 2007	$235	$183,918	$61,976	$246,129

BALANCE, DECEMBER 31, 2007	$234	$184,432	$68,933	$253,599

Net income	—	—	26,901	26,901

Issuance of restricted stock awards	2	141	—	143

Restricted stock retired	—	(231)	—	(231)

Share-based compensation	—	1,873	—	1,873

BALANCE, SEPTEMBER 30, 2008	$236	$186,215	$95,834	$282,285

The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30
	2007	2008
	(in thousands)
Cash flows from operations:
Net income	$30,798	$26,901
Adjustments to reconcile net income to net cash provided by operations:
Deferred income taxes	5,874	12,117
Depreciation and amortization	17,628	28,554
Loss on disposal of equipment	264	179
Share-based compensation	1,450	1,873
Changes in assets and liabilities:
Trade accounts receivable	(14,057)	(34,680)
Inventory	(2,110)	(3,770)
Prepaid expenses and other assets	(208)	(343)
Income taxes receivable	—	3,337
Accounts payable-trade	(647)	1,052
Income taxes payable	(52)	—
401 (k) plan contribution and withholding	(787)	72
Advance payments on servicing contracts	(610)	(70)
Accrued wages and health benefits	2,092	3,519
Other accrued liabilities	628	1,049

Net cash provided by operations	40,263	39,790

Cash flows from investing:
Expenditure for property, plant and equipment, net of construction payables	(87,262)	(75,519)
Acquisition of businesses, net of cash acquired	(7,921)	(6,006)
Purchase of short-term investments, net	(18,967)	—
Proceeds from sales of short-term investments	18,967	—
Expenditures for other assets	(396)	405
Proceeds from sale of property, plant and equipment	24	1,568

Net cash used in investing	(95,555)	(79,552)

Cash flows from financing:
Principal payments on long-term debt	(32,459)	(175,503)
Proceeds from long-term borrowings	32,115	216,272
Issuance/retirement of restricted stock, net	(23)	(88)

Net cash (used in) provided by financing	(367)	40,681

Net (decrease) increase in cash and cash equivalents	(55,659)	919

Cash and cash equivalents, beginning of period	56,752	5,510

Cash and cash equivalents, end of period	$1,093	$6,429

Supplemental disclosure of cash flow data:
Interest paid	$193	$905
Income taxes paid	13,635	3,302
The accompanying notes are an integral part of these consolidated financial statements.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1. Organization
     Superior Well Services, Inc. (“Superior”) was formed as a Delaware corporation on March 2, 2005 for the purpose of serving as the parent holding company for Superior GP, L.L.C. (“Superior GP”), Superior Well Services, Ltd. (''Superior Well’’) and Bradford Resources, Ltd. (''Bradford’’). In May 2005, Superior and the partners of Superior Well and Bradford entered into a contribution agreement that resulted in the partners of Superior Well and Bradford contributing their respective partnership interests to Superior in exchange for shares of common stock of Superior (the “Contribution Agreement”). In December 2006, Bradford was merged into Superior Well. Superior Well is a Pennsylvania limited partnership that became a wholly owned subsidiary of Superior in connection with its initial public common stock offering.
     In August 2005, Superior completed its initial public offering of 6,460,000 shares of its common stock, which included 1,186,807 shares sold by selling stockholders and 840,000 shares sold by Superior to cover the exercise by the underwriters of an option to purchase additional shares to cover over-allotments. Proceeds to Superior, net of the underwriting discount and offering expenses, were approximately $61.8 million.
     In December 2006, Superior completed a follow-on offering of 3,690,000 shares of its common stock, which included 690,000 shares sold by Superior to cover the exercise by the underwriters of an option to purchase additional shares to cover over-allotments. Proceeds to Superior, net of the underwriting discount and offering expenses, were approximately $88.6 million.
     Superior Well provides a wide range of well services to oil and gas companies, primarily technical pumping and down-hole surveying services, in many of the major oil and natural gas producing regions of the United States.
2. Summary of Significant Accounting Policies
     Basis of Presentation
     The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These financial statements reflect all adjustments that, in our opinion, are necessary to fairly present our financial position and results of operations. Significant intercompany accounts and transactions have been eliminated in consolidation.
     Estimates and Assumptions
     Superior uses certain estimates and assumptions that affect reported amounts and disclosures. These estimates are based on judgments, probabilities and assumptions that are believed to be reasonable but inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Superior is subject to risks and uncertainties that may cause actual results to differ from estimated amounts.
     Cash, Cash Equivalents and Short-term Investments
     All cash and cash equivalents are stated at cost, which approximates market. Superior considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Superior maintains cash at various financial institutions that may exceed federally insured amounts.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
     Trade Accounts Receivable
     Accounts receivable are carried at the amount owed by customers. Superior grants credit to all qualified customers, which are mainly regional, independent natural gas and oil companies. Management periodically reviews accounts receivable for credit risks resulting from changes in the financial condition of its customers. Once an account is deemed not to be collectible, the remaining balance is charged to the reserve account. For the three month periods ended September 30, 2007 and 2008, Superior recorded a provision for uncollectible accounts receivable of $232,000 and $272,000, respectively. For the nine month periods ended September 30, 2007 and 2008, Superior recorded a provision for uncollectible accounts receivable of $582,000 and $617,000, respectively.
     Property, Plant and Equipment
     Superior’s property, plant and equipment are stated at cost less accumulated depreciation. The costs are depreciated using the straight-line and accelerated methods over their estimated useful lives. The estimated useful lives range from 15 to 30 years for building and improvements and range from 5 to 10 years for equipment and vehicles. Depreciation expense, excluding intangible amortization, amounted to $6.5 million and $10.2 million for the three months ended September 30, 2007 and 2008, respectively. Depreciation expense, excluding intangible amortization, amounted to $17.1 million and $27.8 million for the nine months ended September 30, 2007 and 2008, respectively.
     Repairs and maintenance costs that do not extend the useful lives of the asset are expensed in the period incurred. Gain or loss resulting from the retirement or other disposition of assets is included in income.
     Superior reviews long-lived assets for impairment whenever there is evidence that the carrying value of such assets may not be recoverable. The review consists of comparing the carrying value of the asset with the asset’s expected future undiscounted cash flows. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and their eventual dispositions are less than the asset’s carrying value. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions.
     Revenue Recognition
     Superior’s revenue is comprised principally of service revenue. Product sales represent approximately 1% of total revenues. Services and products are generally sold based on fixed or determinable pricing agreements with the customer and generally do not include rights of return. Service revenue is recognized, net of discount, when the services are provided and collectibility is reasonably assured. Substantially all of Superior’s services performed for customers are completed at the customer’s site within one day. Superior recognizes revenue from product sales when the products are delivered to the customer and collectibility is reasonably assured. Products are delivered and used by our customers in connection with the performance of our cementing services. Product sale prices are determined by published price lists provided to our customers.
     Inventories
     Inventories, which consist principally of materials consumed in Superior’s services provided to customers, are stated at the lower of cost or market using the specific identification method.
     Insurance Expense
     Superior partially self-insures employee health insurance plan costs. The estimated costs of claims under this self-insurance program are accrued as the claims are incurred (although actual settlement of the claims may not be made until future periods) and may subsequently be revised based on developments relating to such claims. The self-insurance accrual is estimated based upon our historical experience, as well as any known unpaid claims activity. Judgment is required to determine the appropriate accrual levels for claims incurred but not yet received and paid. The accrual estimates are based primarily upon recent historical experience adjusted for employee

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
headcount changes. Historically, the lag time between the occurrence of an insurance claim and the related payment has been approximately two months and the differences between estimates and actuals have not been material. The estimates could be affected by actual claims being significantly different. Presently, Superior maintains an insurance policy that covers claims in excess of $110,000 per employee.
     Income Taxes
     Superior accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes” (“SFAS 109”). This statement requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in Superior’s financial statements or tax returns. Using this method, deferred tax liabilities and assets were determined based on the difference between the financial carrying amounts and tax bases of assets and liabilities using enacted tax rates. Prior to becoming wholly-owned subsidiaries of Superior, Superior Well and Bradford were not taxable entities for federal or state income tax purposes and, accordingly, were not subject to federal or state corporate income taxes.
     Effective January 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48, as amended May 2007 by FASB Staff Position FIN 48-1, “Definition of ‘Settlement’ in FASB Interpretation No. 48,” prescribes a minimum recognition threshold and measurement methodology that a tax position taken or expected to be taken in a tax return is required to meet before being recognized in financial statements. The adoption of FIN 48 did not have any impact on Superior’s total liabilities or stockholders’ equity. Superior’s balance sheets at December 31, 2007 and September 30, 2008 do not include any liabilities associated with uncertain tax positions; further Superior has no unrecognized tax benefits that if recognized would change the effective tax rate.
     We file income tax returns in the U.S. federal jurisdiction, and various states and local jurisdictions. We are not subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2005. The Internal Revenue Service commenced an examination of our U.S. income tax return for 2005 in the second quarter 2007. We reached a settlement, signed in January 2008, with the Internal Revenue Service on tax issues relating to the 2005 tax year. The results of the settlement did not have a significant impact on Superior’s tax position or interest expense. Superior classifies interest expense and penalties related to income tax expense as interest expense. Interest and penalties for the three and nine months ended September 30, 2007 and 2008 were insignificant in each period.
     Fair Value of Financial Instruments
     Superior’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, notes payable and long term debt. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to the short-term nature of such instruments. The carrying value of notes payable and long-term debt approximates fair value, since the interest rates are market-based and are generally adjusted periodically.
     Superior’s financial instruments are not held for trading purposes.
     Acquisitions
     Assets acquired in business combinations were recorded on Superior’s consolidated balance sheets as of the date of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by Superior have been included in Superior’s consolidated statements of income since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired, including other intangible assets was allocated to goodwill. In certain circumstances, the allocations are based upon preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when we receive final information. Revisions to the fair values, will be recorded by us as further adjustments to the purchase price allocations.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
     In February 2007, Superior purchased substantially all the operating assets of ELI Wireline Services, Inc. (“ELI”) for approximately $7.9 million in cash. ELI provides open hole services and cased hold completion services. The operating assets include three cased hole trucks, three open hole trucks, two cavern storage logging units with sonar calipers and various tools and logging systems that are compatible with Superior’s existing systems. The acquired assets were integrated into Superior’s Mid-Continent operations and expand its presence in Kansas, Oklahoma and Nebraska. ELI’s purchase cost included $4.3 million, $2.0 million and $1.6 million of property, plant and equipment, goodwill and intangible assets, respectively. The ELI acquisition was not material to Superior’s operations, financial position or cash flows.
     In July 2008, Superior purchased substantially all the operating assets of Nuex Wireline, Inc. (“Nuex”) for approximately $6.0 million in cash and potential payments of up to $1.5 million over a three-year period pursuant to an earnout arrangement. Nuex provides cased hole completion services. The operating assets included five cased hole trucks and various tools and logging systems that are compatible with Superior’s existing systems. Superior retained all of Nuex’s sixteen employees. The acquired operations were integrated into Superior’s Rocky Mountain operations, which expands its presence in Brighton, Colorado. Nuex’s purchase cost included $1.5 million, $3.6 million and $0.9 million of property, plant and equipment, goodwill and intangible assets, respectively. The Nuex acquisition was not material to Superior’s operations, financial position or cash flows.
     Goodwill and Intangible Assets
     In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), no amortization is recorded for goodwill and /or intangible assets deemed to have indefinite lives for acquisitions completed after June 30, 2001. SFAS 142 requires that goodwill and non-amortizable assets be assessed annually for impairment. Superior completed the annual impairment test for 2007 and no impairment was determined. At September 30, 2008, Superior’s intangible assets consist of $9.4 million of goodwill and $3.4 million of customer relationships and non-compete agreements that are amortized over their estimated useful lives which range from three to five years. For the three months ended September 30, 2007 and 2008, Superior recorded amortization expense of $203,000 and $261,000, respectively. For the nine months ended September 30, 2007 and 2008, Superior recorded amortization expense of $569,000 and $767,000, respectively.
     Concentration of Credit Risk
     Substantially all of Superior’s customers are engaged in the oil and gas industry. This concentration of customers may impact overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. One customer accounted for 12% and 13% of our revenue for the three months ended September 30, 2007 and 2008, respectively. One customer accounted for 12% and 15% of our revenue for the nine months ended September 30, 2007 and 2008, respectively. At December 31, 2007 and September 30, 2008, one customer accounted for 15% and 11% and eight customers accounted for 54% and 46% of Superior’s accounts receivable, respectively.
     Share Based Compensation
     Effective January 1, 2006, Superior adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123R”). Under this standard, companies are required to account for equity-based awards using an approach in which the fair value of an award is estimated at the date of grant and recognized as an expense over the requisite service period. Compensation expense is adjusted for equity awards that do not vest because service or performance conditions are not satisfied. The three months ended September 30, 2007 and 2008 include $494,000 and $638,000 of additional compensation expense, respectively, as a result of the adoption of SFAS 123R. The nine months ended September 30, 2007 and 2008 include $1,450,000 and $1,873,000 of additional compensation expense, respectively, as a result of the adoption of SFAS 123R.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
     Weighted average shares outstanding
     The consolidated financial statements include “basic” and “diluted” per share information. Basic per share information is calculated by dividing net income by the weighted average number of shares outstanding. Diluted per share information is calculated by also considering the impact of restricted common stock on the weighted average number of shares outstanding.
     Although the restricted shares are considered legally issued and outstanding under the terms of the restricted stock agreement, they are still excluded from the computation of basic earnings per share. Once vested, the shares are included in basic earnings per share as of the vesting date. Superior includes unvested restricted stock with service conditions in the calculation of diluted earnings per share using the treasury stock method. Assumed proceeds under the treasury stock method would include unamortized compensation cost and potential windfall tax benefits. If dilutive, the stock is considered outstanding as of the grant date for diluted earnings per share computation purposes. If anti-dilutive, it would be excluded from the diluted earnings per share computation. The restricted shares were dilutive for the three and nine months ended September 30, 2008.
     Accounting Standards Not Yet Adopted
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”). This statement amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the loss of control of a subsidiary. Upon its adoption on January 1, 2009, noncontrolling interests will be classified as equity in the Superior financial statements. SFAS 160 also changes the way the consolidated income statement is presented by requiring net income to include the net income for both the parent and the noncontrolling interest, with disclosure of both amounts on the consolidated statement of income. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. The provisions of this standard must be applied retroactively upon adoption. We are currently evaluating the impact of adopting SFAS 160; however, we do not expect it to have an effect on our consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 141R, “Business Combinations,” a replacement of SFAS No. 141 (“SFAS 141R”). This statement replaces SFAS 141 to establish accounting and reporting standards for business combinations in the first annual reporting period beginning after December 15, 2008. Early adoption of this statement is prohibited. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. Upon its adoption on January 1, 2009, noncontrolling interests will be classified as equity in the Superior financial statements. We are currently evaluating the impact of adopting SFAS 141R.
     In March 2008, the FASB affirmed the consensus of FASB Staff Position (“FSP”) APB 14-a, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement )” (“FSP APB 14-a”), which applies to all convertible debt instruments that have a “net settlement feature”, which means instruments that by their terms may be settled either wholly or partially in cash upon conversion. FSP APB 14-a requires issuer’s of convertible debt instruments that may be settled wholly or partially in cash upon conversion to separately account for the liability and equity components in a manner reflective of the issuer’s nonconvertible debt borrowing rate. Previous guidance provided for accounting for this type of convertible debt instrument entirely as debt. FSP APB 14-a is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We are currently evaluating the impact of adopting FSP APB 14-a .
     In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP No. FAS 142-3”). FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141 and other U.S. generally accepted accounting principles. FSP No. FAS 142-3 is effective for financial statements issued for fiscal

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We are currently evaluating the impact of adopting FSP No. FAS 142-3.
     In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP No. EITF 03-6-1”). FSP No. EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share, or EPS, under the two-class method described in paragraphs 60 and 61 of SFAS 128. The guidance in this FSP applies to the calculation of EPS under SFAS 128 for share-based payment awards with rights to dividends or dividend equivalents. FSP No. EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented should be adjusted retrospectively to conform with the provisions of this FSP. Early application is not permitted. We are currently evaluating the impact of adopting FSP No. EITF 03-6-1.
3. Debt
     In October 2005, Superior entered into a $25 million revolving credit facility with its existing lending institution, which was increased to $45.0 million in July 2008. Interest on the revolving credit facility was at LIBOR plus a spread of 1% to 1.25%, based upon certain financial ratios. At December 31, 2007, Superior had $8.0 million outstanding under the revolving credit facility, $6.9 million of borrowing availability, $5.2 million of outstanding letters of credit and was in compliance with its financial covenants. In September 2008 the revolving credit facility was repaid. The weighted average interest rate for the nine months ended September 30, 2008 was 3.8%.
     In August 2006, Superior entered into a standby term loan facility with its existing lending institution. The standby term loan facility provided an additional $30 million of borrowing capacity that could be used to finance equipment purchases. Interest on the revolving credit facility was at LIBOR plus a spread of 1% to 1.25%, based upon certain financial ratios. At December 31, 2007, Superior had no outstanding borrowings under the standby term loan facility, had $30 million of borrowing availability and was in compliance with its financial covenants. Superior did not borrow under the standby term loan facility during 2007. In September 2008 the standby term loan facility was repaid. The weighted average interest rate for the nine months ended September 30, 2008 was 3.6%.
     In September 2008, Superior entered into a new credit agreement with its existing lending institution that provides for a $250.0 million secured revolving credit facility, which is referred to as the syndicated credit facility. The syndicated credit facility replaced the existing $45.0 million revolving credit facility and the existing $30.0 million standby term loan facility. The syndicated credit facility matures on March 31, 2013 and interest is set, at our option, at either LIBOR plus a spread of 1.5% to 2.5% or the prime lending rate plus a spread of 0.0% to 0.25%. At September 30, 2008, Superior had $50.4 million outstanding under the syndicated credit facility, $4.2 million in letters of credit outstanding and $195.4 million of available capacity. Borrowing under our syndicated credit facility is secured by our cash, investment property, accounts receivable, inventory, intangibles and equipment. The syndicated credit facility contains leverage ratio and fixed charge coverage ratio covenants. At September 30, 2008, we were in compliance with the financial covenants required under our syndicated credit facility.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Long-term debt at December 31, 2007 and September 30, 2008 consisted of the following (amounts in thousands):

	December 31,	September 30,
	2007	2008
Syndicated credit facility with interest rates at either LIBOR plus a spread of 1.5-2.5% or the prime lending rate plus a spread of 0-0.25% due March 2013, collateralized by cash, investment property, accounts receivable, inventory, intangibles and equipment	$—	$50,386
Revolving credit facility with interest rates at LIBOR plus a spread of 1-1.25% due October 2009, collateralized by accounts receivable, inventory and equipment	7,957	—
Mortgage notes payable to a bank with interest at the bank’s prime lending rate minus 1%, payable in monthly installments of $8,622 plus interest through January 2021, collateralized by real property	1,221	1,138
Note payable to sellers with an interest rate of 7% due through September 2008, collateralized by equipment	233	—
Notes payable to sellers with nominal interest rates due through December 2010, collateralized by specific buildings and equipment	144	103

	9,555	51,627
Less — Payments due within one year	390	157

Total	$9,165	$51,470

     Principal payments required under our long-term debt obligations during the next five years and thereafter are as follows: 2008-$157,000, 2009-$157,000, 2010-$126,000, 2011-$103,000, 2012-$103,000 and thereafter $50,981,000.
4. Income taxes
     Superior accounts for income taxes and the related accounts under the liability method. Deferred taxes and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to be in effect during the year in which the basis differences reverse.
     The provision for income taxes is comprised of:

	Period ended September 30, 2007		Period ended September 30, 2008
	Three Months	Nine Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
Current:
State and local	$571	$2,115	$791	$1,437
U.S. federal	4,076	11,468	2,675	5,202

Total current	4,647	13,583	3,466	6,639

Deferred:
State and local	453	1,040	688	1,710
U.S. federal	2,107	4,834	5,652	10,407

Total deferred	2,560	5,874	6,340	12,117

Provision for income tax expense	$7,207	$19,457	$9,806	$18,756

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
     Significant components of Superior’s deferred tax assets and liabilities are as follows:

	December 31,	September 30,
	2007	2008
	(amounts in thousands)
Deferred tax assets:
Restricted stock	$1,014	$951
Accrued expenses and other	544	897
Allowance for doubtful accounts receivable	635	841

Total deferred tax assets	2,193	2,689

Deferred tax liabilities:
Depreciation differences on property, plant and equipment	(26,694)	(39,307)

Total deferred tax liabilities	(26,694)	(39,307)

Net deferred taxes	$(24,501)	$(36,618)

     A reconciliation of income tax expense using the statutory U.S. income tax rate compared with actual income tax expense is as follows:

	Period ended September 30, 2007		Period ended September 30, 2008
	Three months	Nine months	Three months	Nine months
	ended	ended	ended	ended
Federal statutory tax rate	35%	35%	35%	35%
Impact of vesting of restricted stock	—	—	1	1
State income taxes	3	4	4	4
Other	—	—	—	1

Effective income tax rate	38%	39%	40%	41%

5. 401(k) Plan
     Superior Well has a defined contribution profit sharing/401(k) retirement plan (''the Plan’’) covering substantially all employees. Employees are eligible to participate after six months of service. Under terms of the Plan, employees are entitled to contribute up to 15% of their compensation, within limitations prescribed by the Internal Revenue Code. Superior Well makes matching contributions of 100% of employee contributions up to 4% of their compensation and may elect to make discretionary contributions to the Plan, all subject to vesting ratably over a three-year period.
6. Related-Party Transactions
     Superior Well provides technical pumping services and down-hole surveying services to a customer owned by certain stockholders and directors of Superior. The total amounts of services provided to this affiliated party for the three months ended September 30, 2007 and 2008 were approximately $1,229,000 and $1,577,000 respectively. The total amounts of services provided to this affiliated party for the nine months ended September 30, 2007 and 2008 were approximately $5,044,000 and $3,966,000 respectively. The accounts receivable outstanding from the affiliated party were $371,000 and $557,000 as of December 31, 2007 and September 30, 2008.
     Superior Well also regularly purchases, in the ordinary course of business, materials from vendors owned by certain stockholders and directors of Superior. The total amounts paid to these affiliated parties were approximately $864,000 and $1,342,000 for the three months ended September 30, 2007 and 2008, respectively. The total amounts paid to these affiliated parties were approximately $2,535,000 and $2,922,000 for the nine months ended September

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
30, 2007 and 2008, respectively. Superior Well had accounts payable to these affiliates of $191,000 and $341,000 at December 31, 2007 and September 30, 2008, respectively.
7. Commitments and Contingencies
     Minimum annual rental payments, principally for non-cancelable real estate and vehicle leases with terms in excess of one year, in effect at December 31, 2007, were as follows: 2008-$4,871,000; 2009-$4,372,000; 2010-$3,596,000; 2011-$2,652,000 and 2012-$1,396,000.
     Total rental expense charged to operations was approximately $725,000 and $1,439,000 for the three months ended September 30, 2007 and 2008, respectively. Total rental expense charged to operations was approximately $2,111,000 and $3,869,000 for the nine months ended September 30, 2007 and 2008, respectively.
     In October 2007, Superior entered into a take-or-pay contract with U.S. Silica Company to purchase fracturing sand for the two year period beginning January 1, 2008 and ending December 31, 2009. Minimum purchases under the take-or-pay contract are estimated at $4.5 million and $7.2 million in 2008 and 2009, respectively.
     Superior had commitments of approximately $45.7 million and $19.8 million for capital expenditures as of December 31, 2007 and September 30, 2008, respectively.
     Superior is involved in various legal actions and claims arising in the ordinary course of business. Management is of the opinion that the outcome of these lawsuits will not have a material adverse effect on the financial position, results of the operations or cash flow of Superior.
8. Stock Incentive Plan
     In July 2005, Superior adopted a stock incentive plan for its employees, directors and consultants. The 2005 Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, phantom stock awards, performance awards, bonus stock awards or any combination of the foregoing to employees, directors and consultants. A maximum of 2,700,000 shares of common stock may be issued pursuant to awards under the 2005 Stock Incentive Plan. The Compensation Committee of the Board of Directors, which is composed entirely of independent directors, determines all awards made pursuant to the 2005 Stock Incentive Plan.
     Effective January 1, 2006, Superior adopted SFAS No. 123R, “Accounting for Stock Based Compensation”. Under this standard, companies are required to account for equity awards using an approach in which the fair value of an award is estimated at the date of grant and recognized as an expense over the requisite service period. Compensation expense is adjusted for equity awards that do not vest because service or performance conditions are not satisfied.
     During 2006, Superior granted restricted common stock awards that totaled 290,900 shares. Superior’s non-employee directors, officers and key employees received restricted common stock awards during 2006 of 50,000, 67,000 and 173,900, respectively. During 2007, Superior granted restricted common stock awards that totaled 135,200 shares. Superior’s non-employee directors, officers and key employees received restricted common stock awards during 2007 of 22,000, 26,000 and 87,200, respectively. During 2008, Superior granted restricted common stock awards that totaled 142,900 shares. Superior’s non-employee directors, officers and key employees received restricted common stock awards during 2008 of 12,000, 22,500 and 108,400, respectively. Each award is subject to a service requirement that requires the director, officer or key employee to continuously serve as a member of the Board of Directors or as an employee of Superior from the date of grant through the number of years following the date of grant as set forth in the following schedule. Under the terms of the 2005 Stock Incentive Plan, vested shares may be issued net of a number of shares necessary to satisfy the participant’s income tax obligation. Such amounts are recorded as shares retired. The forfeiture restrictions lapse with respect to a percentage of the aggregate number of restricted shares in accordance with the following schedule:

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Percentage of Total Number
Of Restricted Shares as to Which
Number of Full Years	Forfeiture Restrictions Lapse
Less than 1 year	0%
1 year	15%
2 years	30%
3 years	45%
4 years	60%
5 years or more	100%
     Under the 2005 Stock Incentive Plan, the fair value of the restricted stock awards is based on the closing market price of Superior’s common stock on the date of grant. A summary of the activity of the Superior’s restricted stock awards are as follows:

		Weighted
		Average Grant
	Number of	Date Fair Value
	shares	Per Share
Nonvested at December 31, 2006	285,900	$28.47
Granted	135,200	23.05
Vested	(36,770)	28.22
Forfeited	(5,450)	25.54
Retired	(7,465)	28.29

Nonvested at December 31, 2007	371,415	26.57
Granted	142,900	20.96
Vested	(50,245)	26.24
Forfeited	(18,920)	24.72
Retired	(11,314)	26.26

Nonvested at September 30, 2008	433,836	$24.85

     The aggregate market value of cumulative awards was approximately $12.7 million, before the impact of income taxes. At September 30, 2008, Superior’s unrecognized compensation costs related to non-vested awards amounted to $7.1 million. Superior is recognizing the expense in connection with the restricted share awards ratably over the five year vesting period. Compensation expense related to the stock incentive plan for the three months ended September 30, 2007 and 2008, was $494,000 and $638,000, respectively. Compensation expense related to the stock incentive plan for the nine months ended September 30, 2007 and 2008, was $1,450,000 and $1,873,000, respectively.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
9. Subsequent events
     On September 15, 2008, Superior announced that it had entered into a definitive asset purchase agreement (the “Acquisition Agreement”) to acquire certain oilfield service assets, including stimulation and pumping services, fluid logistics and well-site services and completion and production services, from Diamondback Holdings, LLC and subsidiaries (“Diamondback”), a privately-owned company, for a total purchase price of $270 million in cash. As of October 31, 2008 the transaction has not yet closed and the Company is continuing to negotiate additional terms that will facilitate closing of the transaction. The Acquisition Agreement contains termination provisions to the effect that if the Acquisition has not closed by October 31, 2008 and all conditions to closing were satisfied other than Superior’s receipt of third party financing, either party may terminate the Acquisition Agreement and Superior would be required to pay Diamondback a termination fee of $15 million.
     On October 10, 2008, Superior entered into a sand purchase agreement (the “Sand Purchase Agreement”) with Preferred Rocks USS, Inc. (the “Seller”), which obligates Superior, beginning January 1, 2009, to purchase 300,000 tons of fracturing sand from the Seller each calendar year during the term of the Sand Purchase Agreement, subject to certain conditions, including the availability of sand. On or before December 31, 2008, Superior may elect to increase the amount of sand it is obligated to purchase by 150,000 tons each calendar year, subject to certain conditions. Sand is used as a raw material in Superior’s technical pumping services. The Sand Purchase Agreement is not effective until the Seller receives the deposit outlined in the Sand Purchase Agreement from Superior and the Seller and Superior complete other closing conditions contained in the Sand Purchase Agreement. The Sand Purchase Agreement has an initial term that expires on December 31, 2015 and provides Superior with an option to renew for an additional four years.
10. Guarantees of Securities to be Registered

Superior contemplates the filing of a registration statement on Form S-3 that will include $80 million of outstanding debt securities that were issued on November 18, 2008 and that are guaranteed by all of Superior’s subsidiaries. Superior, as the parent company, has no independent operating assets or operations. The subsidiaries’ guarantees of the debt securities are full and unconditional as well as joint and several. In addition, there are no restrictions on the ability of the Superior to obtain funds from its subsidiaries by dividend or loan, and there are no restricted assets in any subsidiaries.